Exhibit 99.2

Northern Star Investment Corp. III Announces Closing of Upsized $400,000,000 Initial Public Offering

March 4, 2021 NEW YORK—(BUSINESS WIRE)—Northern Star Investment Corp. III (the “Company”) announced today that it closed its upsized initial public offering of 40,000,000 units, including 5,000,000 units subject to the underwriters’ over-allotment option, at $10.00 per unit. The units were listed on the New York Stock Exchange (“NYSE”) and began trading Tuesday, March 2, 2021 under the ticker symbol “NSTC.U”. Each unit consists of one share of the Company’s Class A common stock and one-sixth of one redeemable warrant, each whole warrant entitling the holder thereof to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment. Only whole warrants are exercisable and will trade. Once the securities comprising the units begin separate trading, shares of the Class A common stock and redeemable warrants are expected to be listed on the NYSE under the symbols “NSTC” and “NSTC WS,” respectively.

Northern Star Investment Corp. III is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities. While the Company may pursue an acquisition in any business industry or sector, it intends to focus its efforts identifying businesses primarily in the direct-to-consumer and digitally-disruptive e-commerce spaces. The Company is led by Joanna Coles, Chairperson and Chief Executive Officer, and Jonathan Ledecky, President and Chief Operating Officer.

Citigroup Global Markets Inc. acted as the sole book running manager for the offering.

The offering was made only by means of a prospectus. Copies of the prospectus may be obtained, when available, from Citigroup Global Markets Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, Telephone: 1-800-831-9146.

Registration statements relating to these securities have been filed with the Securities and Exchange Commission (“SEC”) and became effective on March 1, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements,” including with respect to the anticipated use of net proceeds from the initial public offering. No assurance can be given that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contacts

Investor Contact

Melissa Calandruccio

ICR, Inc.

646-277-1273

Media Contact

Jonathan Gasthalter/Nathaniel Garnick

Gasthalter & Co.

(212) 257-4170

northernstar@gasthalter.com